Press Release                                   Source: SurfNet Media Group Inc.

Aetna's James Reid Discusses Health Benefits for Entrepreneurs on SurfNet
Media's BusinessAmericaRadio
Wednesday March 3, 5:01 pm ET

TEMPE, Ariz.--(BUSINESS WIRE)--March 3, 2004--SurfNet Media Group Inc.
(OTCBB:SFNM - News), through its BusinessAmericaRadio(TM) network, will broadcast "Human Resources For The Entrepreneur" with John Buerman on Thursday,
March 4, 2004, at 11 a.m. EST. This show will feature Aetna's (NYSE:AET - News)
James Reid, head of small group business for the Northeast region.

Companies looking to attract and retain top talent know the importance of offering high-quality health benefits to their employees. Yet many entrepreneurs and small businesses believe health benefits are beyond their reach. They fear they cannot afford the premiums, and they don't know where to start the search for a health plan that fits their need for simplicity, affordability and flexibility of choice. No wonder health coverage is cited as one of the primary concerns of entrepreneurs starting a new business.

"Human Resources For The Entrepreneur," is a weekly Internet talk radio program broadcasting live each Thursday on BusinessAmericaRadio.com.

Listen to knowledgeable specialists as they provide independent business owners with real and practical solutions to the tough human resource problems entrepreneurs face -- from employee relations and payroll to OSHA compliance and retention.

Reid will join host John Buerman of "Human Resources For The Entrepreneur" for a
discussion of the many health benefit options created just for the small business owner. Reid will help listeners wade through the alphabet soup of HMOs,
PPOs, POS, HSAs and FSAs, and evaluate which plan will best meet their needs. He will also discuss the importance of working through a general agent or broker and explain how to find one. The growing trend of consumerism in health care is impacting small business as well, and Reid will discuss how owners can engage their employees in the health care purchasing decision.

About SurfNet Media Group Inc.

SurfNet Media Group Inc. is a digital media communications technology company publicly traded under the symbol SFNM. Its patented Metaphor(TM) technology is a
Web-based dynamic communication and notification tool that delivers near real-time communication from a single control point.

SurfNet (www.surfnetmedia.com) has aggregated an Internet radio audience with a variety of live programs on four stations: VoiceAmerica(SM) Radio
(www.voiceamerica.com); BusinessAmerica(SM) Radio
(www.businessamericaradio.com); BoomBox Radio(R)(www.boomboxradio.com); and
TalkNet Radio(TM) (www.talknetradio.com).